UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DORCHESTER MINERALS, L.P.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300
Dallas, Texas 75219-4541

April 1, 2025

To our fellow Unitholders:

Our results during 2024 were mainly driven by increases in Royalty Properties sales volumes from continued drilling activity in the Permian Basin and Bakken region and incremental production from 2023 and 2024 acquisitions, offset by decreases in NPI sales volumes, leasing activity, and lower industrywide realized natural gas sales prices versus 2023. Significant results include the following:

●	Net income of $92.4 million;

●	Distributions of $146.5 million to our limited partners;

●

Acquisition of mineral, royalty, and overriding royalty interests in producing and non-producing oil and natural gas properties representing approximately 14,225 net royalty acres located in 14 counties across New Mexico and Texas in exchange for 6,721,144 common units representing limited partnership interests in the Partnership valued at $202.6 million and issued pursuant to the Partnership's registration statements on Form S-4;

●

Acquisition of royalty interests representing approximately 1,204 net royalty acres located in Weld County, Colorado in exchange for 530,000 common units representing limited partnership interests in the Partnership valued at $16.0 million and issued pursuant to the Partnership's registration statement on Form S-4;

●

Acquisition of mineral interests representing approximately 1,485 net royalty acres located in two counties in Colorado in exchange for 505,369 common units representing limited partnership interests in the Partnership valued at $17.0 million and issued pursuant to the Partnership's registration statement on Form S-4; and

●

First payments on 1,943 gross and 12 net new wells on our Royalty Properties, of which 1,240 gross and eight net wells were attributable to our 2023 and 2024 acquisitions, and 146 gross and two net new wells on our NPI Properties. The wells were located in 53 counties and parishes in eight states with the majority of the activity concentrated in the Permian Basin, Bakken region, South Texas, and the Rockies. Included in these totals are wells in which we own both a royalty interest and a net profits overriding royalty interest. Wells with such overlapping interests are counted in both categories.

The enclosed Annual Report on Form 10-K includes information about activity on our Royalty Properties and Net Profits Interest. We encourage you to read this information and to contact us with any questions about your investment. In addition, the enclosed Proxy Statement contains important information concerning matters to be voted upon at our 2025 Annual Meeting. Please read the Proxy Statement and submit your vote at your earliest convenience.

We value you as partners and thank you for your continued support.

Sincerely,

Bradley J. Ehrman

Chief Executive Officer

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300
Dallas, Texas 75219-4541

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

To Be Held on May 14, 2025

To the Unitholders of Dorchester Minerals:

The Annual Meeting of the Limited Partners of Dorchester Minerals, L.P. will be held at 2:00 p.m. Central Time on May 14, 2025, at the offices of Akin Gump Strauss Hauer & Feld LLP, 2300 N Field Street, Suite 1800, Dallas, TX 75201, for the following purposes:

1.	To elect three managers who will serve on the Board of Managers and be appointed to the Advisory Committee until the 2026 Annual Meeting of Limited Partners;

2.	To approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025; and

3.	To consider any other matters that may properly come before the meeting.

Only holders of record of common units as of the close of business on March 21, 2025 and valid proxy holders are entitled to notice of, and to vote at, the meeting. Unitholders who do not intend to vote at the 2025 Annual Meeting may continue to vote at www.proxyvote.com until 11:59 p.m. Eastern Time the day before the meeting date and in accordance with the instructions in the Partnership’s proxy materials. Unitholders may also submit questions for the 2025 Annual Meeting at annualmeeting@dmlp.net until 11:59 p.m. Eastern Time five days prior to the date of the 2025 Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, WE URGE YOU TO VOTE USING ONE OF THE VOTING METHODS DESCRIBED IN THE ATTACHED MATERIALS AT YOUR EARLIEST CONVENIENCE.

By Order of the Board of Managers of
Dorchester Minerals Management GP LLC,

/s/ William Casey McManemin

William Casey McManemin
Chairman

April 1, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Limited Partners to be Held on May 14, 2025:

The Partnership’s Proxy Statement for the 2025 Annual Meeting of Limited Partners and Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at www.dmlp.net.

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300
Dallas, Texas 75219-4541

PROXY STATEMENT
For
ANNUAL MEETING OF LIMITED PARTNERS
To Be Held on May 14, 2025

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to holders of common units in connection with the solicitation of proxies by our Board of Managers for use at the Dorchester Minerals, L.P. 2025 Annual Meeting. Our general partner is Dorchester Minerals Management LP, and its general partner is Dorchester Minerals Management GP LLC. As a result, the Board of Managers of Dorchester Minerals Management GP LLC exercises effective control of us. Dorchester Minerals Management LP is referred to herein as our general partner, and Dorchester Minerals Management GP LLC is referred to herein as the general partner of our general partner. The approximate date on which definitive copies of this proxy statement and form of proxy are intended to be released to Unitholders is April 1, 2025.

When and Where Is the 2025 Annual Meeting?

The 2025 Annual Meeting will be held at 2:00 p.m. Central Time on May 14, 2025, at the offices of Akin Gump Strauss Hauer & Feld LLP, 2300 N Field Street, Suite 1800, Dallas, TX 75201.

What Are The Board of Managers’ Proposals?

To (i) elect three managers who will serve on the Board of Managers and be appointed to the Advisory Committee and (ii) approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025; as described in this proxy statement.

How Does the Board of Managers Recommend I Vote on the Proposals?

The Board of Managers recommends a vote:

1.	“FOR” each of the nominees to serve on the Board of Managers and the Advisory Committee; and

2.	“FOR” the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025.

How Will Voting On Any Other Business Be Conducted?

The Board of Managers does not know of any business to be considered at the 2025 Annual Meeting other than the proposals described in this Proxy Statement. However, if any other business is properly presented, your signed proxy card gives authority to the persons named in the proxy to vote on such matters at their discretion.

Who Is Entitled to Vote?

Each Unitholder as of the close of business on March 21, 2025, the record date, is entitled to vote at the 2025 Annual Meeting.

How Many Units May Be Voted?

As of the record date, 47,339,756 units were outstanding. Each unit entitles its holder to one vote.

What is a “Quorum”?

A quorum is established if a majority of the outstanding units are represented in person or by proxy at the 2025 Annual Meeting. There must be a quorum for the 2025 Annual Meeting to be held. If you submit a properly executed proxy card, you will be considered part of the quorum. Proxies received by us that are marked “withhold authority” or abstain, or that constitute a broker non-vote, are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker returns a valid proxy but does not vote on a particular matter because the broker does not have the discretionary voting power for that matter and has not received instructions from the beneficial owner.

What Vote Is Required to Approve the Proposals?

The affirmative vote of holders of a plurality of the outstanding units is required to elect each manager to the Board of Managers. Thus, any abstentions, broker non-votes or other limited proxies will have no effect on the outcome of the election of managers.

The affirmative vote of holders of a majority of the units present in person or represented by proxy at the annual meeting and entitled to vote thereon is required to approve the appointment of Grant Thornton LLP as our registered independent public accounting firm for the year ending December 31, 2025. Abstentions will have the effect of votes against the proposal to approve Grant Thornton LLP as our independent public accounting firm, but broker non-votes and other limited proxies will have no effect on this proposal.

How Do I Vote?

You may vote by any one of four different methods:

(a)

In Writing - You can vote by marking, signing and dating the enclosed proxy card and returning it in the enclosed envelope. If you return your signed proxy card, but do not give instructions as to how you wish to vote, your units will be voted FOR proposal nos. 1 and 2;

(b)

By Telephone - You can vote by calling the telephone number on the proxy card up until 11:59 p.m. Eastern Time on May 13, 2025 and following the instructions. Please have your proxy card in hand when calling;

(c)

Over the Internet - You can vote by going to www.proxyvote.com up until 11:59 p.m. Eastern Time on May 13, 2025 to transmit your voting instructions using your 16-digit control number provided on your proxy card or voting instructions form; or

(d)	In Person - You can vote by attending the 2025 Annual Meeting.

Units represented by properly executed proxies that are not revoked will be voted in accordance with the instructions shown on the proxy card. You have the right to revoke your proxy at any time before the 2025 Annual Meeting by:

(a)	Delivering to Dorchester Minerals, L.P., Attn: 2025 Annual Meeting, 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas, 75219-4541, a written revocation;

(b)	Voting in person at the 2025 Annual Meeting; or

(c)	Returning a later-dated proxy card.

Attendance at the 2025 Annual Meeting will not, without further action by you, revoke your proxy.

Unitholders have no dissenters’ rights or rights of appraisal under Delaware law or our Partnership Agreement.

What Does It Mean If I Receive More Than One Proxy Card?

If your units are registered differently and/or are in more than one account, you will receive more than one proxy card. Please mark, sign, date, and return all of the proxy cards you receive to ensure that all of your units are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), at (800) 937-5449.

How Can I Vote If My Units Are Held in “Street Name”?

If your units are held in the name of your broker, a bank, or other nominee, that party will give you instructions about how to vote your units.

Who Will Count the Votes?

Representatives of Broadridge Investor Communication Services, an independent tabulator, will count the votes and act as the inspector of election.

Where and When Will I Be Able to Find Out the Results of Voting?

In addition to announcing the results at the 2025 Annual Meeting, you will also be able to find the results in our Form 8-K that will be publicly filed within four business days of the 2025 Annual Meeting.

Who Is Bearing the Cost Of This Proxy Solicitation?

This proxy solicitation by the Partnership is being made by the Partnership on behalf of the Board of Managers. We are bearing the cost of soliciting proxies for the 2025 Annual Meeting. In addition to using the mail, managers, officers, and employees of the Partnership may solicit proxies by telephone, personal interview or otherwise. Our managers, officers and employees will not receive additional compensation for this activity but may be reimbursed for their reasonable out-of-pocket expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to Unitholders.

How Can I Obtain A Copy of the Annual Report on Form 10-K?

A copy of our 2024 Annual Report on Form 10-K, including the consolidated financial statements filed therewith is included with this proxy statement. We will provide an additional copy of our 2024 Annual Report on Form 10-K, including the consolidated financial statements, upon written request to Dorchester Minerals, L.P., Attn: 2025 Annual Meeting, 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219-4541. We will furnish a requesting Unitholder with any exhibit not contained therein upon payment of a reasonable fee.

When Are the Unitholder Proposals For the 2026 Annual Meeting of Limited Partners Due?

We presently expect that our next Annual Meeting of Limited Partners will be held on May 13, 2026. Unitholder proposals for inclusion in the proxy materials relating to the 2026 Annual Meeting must be received at our principal executive office at 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219-4541, addressed to our general partner no later than December 2, 2025. In accordance with our Partnership Agreement, Unitholders who intend to present a proposal at the 2026 Annual Meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal to us no later than March 14, 2026, and Unitholders who intend to nominate a manager for election to the Board of Managers and Advisory Committee are required to provide notice of such proposal to us no later than February 12, 2026. Unitholders who intend to nominate and solicit proxies in support of manager nominees to the Board of Managers and Advisory Committee other than the Partnership’s nominees must comply with the applicable provisions of Rule 14a-19 and provide notice of such proposal no later than February 12, 2026. If the date of the 2026 Annual Meeting is changed to a different month, we will advise our Unitholders of the new date for the submission of Unitholder proposals in one of our periodic filings with the Securities and Exchange Commission.

Who should I contact if I have questions or need assistance voting my units?

If you have more questions about the proposals, need assistance voting your units or if you would like additional copies of this document you should call or write:

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, TX 75219

(214) 559-0300

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common units as of March 6, 2025. The information is set forth for (i) each nominee and current manager and named executive officer of the general partner of our general partner, (ii) all executive officers and managers of the general partner of our general partner as a group, and (iii) all those known by us to be beneficial owners of more than 5% of our common units.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, and thus it represents sole or shared voting or investment power with respect to our common units. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all common units that they beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Beneficial Ownership(1) Number of Units	Percentage
Executive Officers, Managers and Nominees to be Managers (2)
William Casey McManemin (3)	1,233,039	2.6%
Martha P. Rochelle (4)	542,974	1.1%
Robert C. Vaughn (5)	535,738	1.1%
H.C. Allen, Jr. (6)	283,223	*
Lesley R. Carver (7)	10,313	*
Allen D. Lassiter (8)	18,767	*
C.W. (“Bill”) Russell (9)	14,767	*
Ronald P. Trout (10)(15)	21,922	*
F. Damon Box	-	*
Bradley J. Ehrman (11)	132,902	*
Leslie A. Moriyama (12)	80,632	*
Sarah N. Wariner	-	*
All executive officers and managers and nominees to be managers as a group (twelve persons) (13)	2,815,522	5.9%
Holders of 5% or More Not Named Above
West Texas Minerals LLC (14)	2,858,934	6.0%

*Less than one percent (1%)

(1)	As of the record date, there were 47,339,756 common units outstanding.

(2)

Unless otherwise indicated, the business address of each manager and executive officer of the general partner of our general partner is c/o Dorchester Minerals Management GP LLC, 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219-4541.

(3)

Includes 706,481 common units held by Mr. McManemin in his individual name, IRA or Keogh Plan, 467,803 common units held by 1307, Ltd., 5,531 common units held by SAM Partners Management, Inc., and 53,224 common units held by Smith Allen Oil & Gas, LLP. Mr. McManemin disclaims beneficial ownership of those common units owned by 1307, Ltd., SAM Partners Management, Inc., and Smith Allen Oil & Gas, LLP in which he does not have an economic interest but which he may be deemed to beneficially own based on shared voting and investment power. Mr. McManemin is individually the Manager of the General Partner and is a limited partner of 1307, Ltd. All of the remaining limited partner interest of 1307, Ltd. is owned by Mr. McManemin’s spouse and two trusts in behalf of his children, of which he is the Trustee. Mr. McManemin is the President and a shareholder of SAM Partners Management, Inc. and is the managing partner in Smith Allen Oil & Gas, LLP.

(4)	Includes 358,486 common units held in the Martha Ann Peak A Trust and 184,488 common units held by the MARI Trust. Ms. Rochelle is the trustee and beneficiary of the MARI Trust.

(5)

Includes 500,000 common units held by Vaughn Petroleum (DMLP), LLC, 20,001 common units held by Empire Partners, Ltd., and 15,737 common units held by Mr. Vaughn in his individual name, IRA or Keogh Plan. Mr. Vaughn and his spouse are the only partners of the general partnership that owns all the partnership interests in Vaughn Petroleum (DMLP), LLC. Mr. Vaughn is the President of Empire (GP), Inc. the general partner of Empire Partners, Ltd., and Mr. Vaughn and his spouse are the shareholders of Empire (GP), Inc. All of the remaining limited partner interest of Empire Partners, Ltd. is owned by Mr. Vaughn, his spouse, and two trusts of which the children of Mr. Vaughn and his spouse are both the trustees and beneficiaries.

(6)

Includes 30,600 common units held by the Allen Credit Shelter Trust, 30,608 common units held by Mr. Allen in his individual name, IRA or Keogh plan, 154,840 common units held by Rabbitfoot Investments, LLC, 5,531 units held by SAM Partners Management, Inc., 53,224 common units held by Smith Allen Oil & Gas, LLP and 8,420 common units held by Mega Petroleum, Inc. Mr. Allen disclaims beneficial ownership of those common units owned by Rabbitfoot Investments, LLC, SAM Partners Management, Inc. and Smith Allen Oil & Gas, LLP in which he does not have an economic interest but which he may be deemed to beneficially own based on shared voting and investment power. Mr. Allen is the Secretary and a shareholder of SAM Partners Management, Inc. and Smith Allen Oil & Gas, LLP. Rabbitfoot Investments, LLC is owned by Rabbitfoot Ranch and Cattle Company, Ltd. and its general partner is RR&CC Management, LLC which is owned by Mr. Allen and the estate of Kay Allen. All of the limited partner interest in Rabbitfoot Ranch and Cattle Company, Ltd. is owned by Mr. Allen’s children. Mr. Allen is the Trustee of the Allen Credit Shelter Trust and the Allen Surviving Settlors Trust. Mr. Allen is the President of Mega Petroleum, Inc. and disclaims beneficial ownership of these units. This report shall not be deemed an admission that the reporting person is the beneficial owner of the securities owned by Mega Petroleum, Inc. for any purpose.

(7)

Includes 10,313 common units held by Ms. Carver in her individual name or her spouse’s name. Ms. Carver disclaims beneficial ownership of those common units owned by her spouse in which she does not have a pecuniary interest, but which she may be deemed to own based on voting and investment power.

(8)	The business address for Mr. Lassiter is 25 Highland Park Village, Suite 100-780, Dallas, TX 75205. The 18,767 common units are held individually by Mr. Lassiter.

(9)	The business address for Mr. Russell is 4695 N FM 2869, Winnsboro, Texas 75494. Includes 14,767 common units held jointly with his spouse or in an IRA.

(10)

Includes 19,672 common units held by Mr. Trout in his individual name, jointly with his spouse or in an IRA and 2,250 common units held by the Benjamin R. Trout Trust. Mr. Trout disclaims beneficial ownership of those common units owned by the Benjamin R. Trout Trust in which he does not have an economic interest but which he may be deemed to own based on voting and investment power. Mr. Trout is the Trustee for the Benjamin R. Trout Trust. The business address for Mr. Trout is 8090 Frankford Road, Apt 410, Dallas, TX 75252.

(11)

Includes 15,192 common units held by Mr. Ehrman in his individual name, IRA or Keogh Plan and 117,710 common units held by Quiscalus Ventures, LLC in which Mr. Ehrman is the sole member. Excludes 9,453 notional units held by Mr. Ehrman that are not scheduled to vest within 60 days after the table date.

(12)

Includes 80,632 common units held by Ms. Moriyama in her individual name, jointly with her spouse, IRA or Keogh Plan. Excludes 8,701 notional units held by Ms. Moriyama that are not scheduled to vest within 60 days after the table date.

(13)

Pursuant to Instruction 5 to Item 403 of Regulation S-K, the 5,531 common units owned by SAM Partners Management, Inc. and the 53,224 common units owned by Smith Allen Oil & Gas, LLP included in the beneficial ownership of both Mr. McManemin and Mr. Allen are only included once in this total.

(14)	The address of West Texas Minerals LLC is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, NY 10022. West Texas Minerals LLC reported on its Schedule 13G dated September 30, 2024, that Anthony A. Yoseloff, through Davidson Kempner Capital Management LP, is the investment manager of West Texas Minerals LLC and is responsible for the voting and investment decisions relating to the securities held by West Texas Minerals LLC reported on such Schedule 13G. The reported beneficial ownership is based on information provided by West Texas Minerals LLC on February 18, 2025.

(15)	In March 2025, Mr. Trout informed the Board of Managers of his decision not to stand for re-election at the 2025 Annual Meeting. Mr. Trout will continue to serve as a manager until the expiration of his term at the 2025 Annual Meeting.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our managers, officers and persons who own more than 10% of our common units to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common units. Managers, officers and 10% holders of the common units are required by Securities and Exchange Commission rules and regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, all Section 16(a) filing requirements were met with the exceptions of one late Form 4 reporting a grant of notional units to Mr. Ehrman, one late Form 4 reporting a grant of notional units to Ms. Moriyama, and one late Form 4 for Mr. McManemin reporting a gift of common units.

PARTNERSHIP GOVERNANCE

Our business and affairs are managed by and under the direction of the Board of Managers, which exercises all of our corporate powers and establishes broad corporate policies. The leadership of the Board of Managers is vested in the Chairman. In May 2015, the Board of Managers appointed Mr. McManemin, to be the Chairman of the Board of Managers. Following the appointment of Mr. Ehrman as Chief Executive Officer of the Partnership effective as of October 1, 2022, Mr. McManemin continues to serve as Chairman of the Board of Managers.  The Board of Managers believes that the separation of the Chairman and the Chief Executive Officer functions in this structure is appropriate for oversight purposes on behalf of its investors, because it clarifies the individual roles of the Chairman and Chief Executive Officer and enhances accountability. In addition, Mr. McManemin has unique experience to continue to lead the Board of Managers, given his extensive history of managing the Partnership’s properties and having served as Chief Executive Officer of the Partnership.

The Board of Managers consists of (i) five managers appointed by the five members of the general partner of our general partner, (ii) three additional managers nominated by these members and elected annually by our limited partners and (iii) one manager appointed by Carrollton Mineral Partners, LP,  (the "Contributor Appointed Manager"), pursuant to that Contribution and Exchange Agreement dated September 12, 2024 between Dorchester Minerals, L.P., West Texas Minerals LLC, Carrollton Minerals Partners, LP, Carrollton Minerals Partners Fund II, LP, Carrollton Minerals Partners III, LP, Carrollton Mineral Partners III-B, LP, Carrollton Minerals Partners IV, LP, CMP Permian, LP, CMP Glasscock, LP and Carrollton Royalty, LP (collectively, the "Contributors"). The elected managers, as a group, must meet the requirements of our Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”) and the Securities and Exchange Commission and NASDAQ Global Select Market (“NASDAQ”) rules for members of an audit committee.

Messrs. Allen, McManemin and Vaughn and Mses. Carver and Rochelle are the five managers appointed by the members of the general partner of our general partner and will hold office until the earlier of their death, resignation or removal from office. In the event of any vacancy on the Board of Managers left by an appointed manager, the member who holds the right to appoint the appointed manager will designate the replacement appointed manager, unless the member who otherwise holds the right to appoint the replacement appointed manager has lost their appointment right. Mr. F. Damon Box is the Contributor Appointed Manager and will hold such position until a successor has been designated by the Contributors or upon such time that the Contributors are unable to certify to the Partnership that the Contributors, collectively, hold an aggregate of at least 1,000,000 Common Units. In light of Mr. Trout's determination not to stand for reelection as a manager, these procedures were followed with respect to the selection of Ms. Wariner to be a first-time nominee as a manager.

Messrs. Lassiter, Russell and Trout (who is not standing for reelection) are the three managers who were elected at our 2024 Annual Meeting. Messrs. Lassiter and Russell and Ms. Wariner are the three managers nominated by the members of the general partner of our general partner to stand for election to the Board of Managers at the 2025 Annual Meeting.

In the opinion of the Board of Managers, as “independent” currently is defined by the NASDAQ rules, and assuming the three nominated managers are elected by the limited partners at the 2025 Annual Meeting, a majority of the Board of Managers are and will be independent of management and free of any relationship that would interfere with their exercise of independent judgment. The Board of Managers has affirmatively determined that Messrs. Allen, Box, Lassiter, Russell, Trout and Vaughn and Mses. Carver, Rochelle, and Wariner are independent. In addition to the NASDAQ “independence” rules, the Board of Managers has also affirmatively determined that Messrs. Lassiter, Russell and Trout and Ms. Wariner also satisfy the definition of “independent” prescribed by the Securities and Exchange Commission for members of an audit committee.

The Board of Managers held nine meetings and acted by unanimous written consent eight times in fiscal 2024. Each Manager attended at least 75% of the total number of meetings of the Board of Managers and of the committees of the Board of Managers on which such Manager served.

The Board of Managers strongly recommends each manager attend the 2025 Annual Meeting of our limited partners. Seven of the nine managers currently serving attended the 2024 Annual Meeting.

             The Board of Managers has an Advisory Committee that consists of Messrs. Lassiter, Russell and Trout. Following the end of Mr. Trout's term at this year's annual meeting, Ms. Wariner will serve on the Advisory Committee. The Advisory Committee functions as the Audit Committee and the Compensation Committee. In addition, the Advisory Committee addresses all matters concerning conflicts of interest and the application of the Business Opportunities Agreement. The Advisory Committee acted by unanimous written consent one time in fiscal 2024 and held no special meetings.

The Board of Managers does not have a nominating committee or committee performing similar functions and has not adopted a resolution addressing the nominations process nor does it consider diversity with respect to manager nominees or have a diversity policy. This arrangement is appropriate as the nominations for all managers are made by the members of the general partner of our general partner. Messrs. Allen, McManemin and Vaughn and Mses. Carver and Rochelle all participate in the consideration of nominees for the Board of Managers in their capacities as officers and/or managers of the members of the general partner of our general partner. The Board of Managers has not adopted a resolution addressing the nominations process as the general partner of our general partner is legally required to provide its members with the ability to nominate managers. Upon being informed of Mr. Trout's intention to not stand for reelection at this year's annual meeting, Ms. Wariner was nominated pursuant to the Peak LP/Raley GP Appointment Right under Section 8.2 of the Second Amended and Restated Limited Liability Company Agreement of Dorchester Minerals Management GP LLC.

The Board of Managers has adopted an insider trading policy governing the purchase, sale and/or other dispositions of our securities by our managers, the officers and employees of Dorchester Minerals Operating LP, or the Partnership itself that the Board of Managers believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NASDAQ listing standards. A copy of the policy is filed as Exhibit 19.1 to the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Board of Managers does provide a process for Unitholders to send communications to it. Unitholders may contact each member of the Board of Managers in writing at their respective business addresses. See “Security Ownership of Certain Beneficial Owners and Management.”

Our partnership adopted our Code of Business Conduct and Ethics on July 17, 2003. The Board of Managers reviewed the Code of Business Conduct and Ethics in 2025 for adequacy and was satisfied therewith. The Code of Business Conduct and Ethics applies to all officers, managers, advisors, consultants and employees of our partnership and its affiliates. A copy of our Code of Business Conduct and Ethics is available on our website at www.dmlp.net/investor-relations. Any amendments to, or waivers under, the Code of Business Conduct and Ethics that are required to be disclosed by SEC rules will be disclosed within four business days of such amendment or waiver on our website at www.dmlp.net/investor-relations.

ADVISORY COMMITTEE

In their service as the Audit Committee, the members of the Advisory Committee assist the Board of Managers in fulfilling its oversight responsibilities relating to our consolidated financial statements and other financial information; compliance with applicable laws, regulations and our code of conduct; independence and qualifications of the independent auditor; management’s establishment of and adherence to a system of internal accounting and disclosure controls; and the performance of the internal audit function and independent auditors. The Advisory Committee is empowered to investigate any matter brought to its attention with full access to all our books, records, facilities and personnel and may retain outside counsel, auditors or other experts to assist it. Our Board of Managers has adopted a written charter for the Advisory Committee in its service as the Audit Committee specifying its purpose of overseeing the accounting and financial reporting processes, a copy of which can be obtained free of charge on our website at www.dmlp.net. The charter is reviewed periodically to ensure that it meets all applicable legal and NASDAQ listing requirements. As interpreted in the Board of Managers’ business judgment, assuming the three nominated managers are elected by the limited partners at the 2025 Annual Meeting, each member of the Audit Committee is financially literate and possess accounting or related financial management expertise and are “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K. None of the members of the Advisory Committee has participated in the preparation of our consolidated financial statements in the previous three years.

We administer our risk oversight function through our Advisory Committee as well as through our Board of Managers as a whole. Our Advisory Committee is empowered to monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management, employees overseeing our internal audit functions and our Board of Managers. Additionally, reports are provided during our board meetings by the individuals who oversee risk management in liquidity, environmental, safety, litigation, cybersecurity and other operational areas.

In their service as the Compensation Committee, the members of the Advisory Committee exercise the power of the Board of Managers in connection with all matters relating to compensation of executive officers who are also members of our Board of Managers. All determinations concerning executive compensation for such officers are made by the Advisory Committee as provided in our agreements of the general partner and the general partner of our general partner. Advisor compensation is approved by the Board of Managers. Because of the simple remuneration for the services of our officers and managers, the Advisory Committee does not delegate or use consultants in determining and considering amounts or form of compensation and has not adopted a Compensation Committee charter. The Compensation Committee does not operate under a charter and the Board of Managers reserves the right to exercise its power to review and directly approve compensation decisions.  In 2024, the Board of Managers determined the amount and form of compensation of our executive officers, except where noted in the section entitled "Compensation Discussions and Analysis."

FAMILY RELATIONSHIPS

There are no family relationships between any of our directors, director nominees or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This following discussion gives a background of compensation paid by Dorchester Minerals Operating LP, the operating partnership controlled by our general partner, and addresses the operating partnership’s compensation-setting process and philosophy, the components of named executive officer compensation and the Board of Managers decisions for compensation earned by our named executive officers in 2024. Our named executive officers in 2024 were William Casey McManemin, Bradley J. Ehrman and Leslie A. Moriyama.

Background

The Partnership does not have any employees, nor does it pay any of the operating partnership’s employees, including our named executive officers, for their services, however, our named executive officers generally serve in executive officer capacities for the operating partnership and are compensated by the operating partnership for their service in those capacities. Such compensation is borne indirectly by us only to the extent of our obligation to reimburse the operating partnership for certain general and administrative expenses, subject to the limitation on reimbursement. It is possible that our partnership would not be obligated to reimburse the operating partnership for its compensation expenses including the salaries of our named executive officers in certain circumstances.

Each of our appointed Managers is associated with one or more of the members of our general partner. The owners of our general partner may receive a portion of the cash flow generated by our activities and those of the operating partnership. One of our appointed Managers, Mr. McManemin, also serves as our Chairman and as Senior Advisor to the Partnership. Mr. McManemin served as our Chief Executive Officer until his resignation from such position, effective as of October 1, 2022. Our appointed Managers’ participation in our partnership’s results are limited to distributions from the owners of the general partner and their individual holdings of publicly traded units in our partnership, if any.

Compensation Setting Process

With limited exception, our Chief Executive Officer has broad discretion to establish the composition and amount of compensation for the employees of the operating partnership. Employee compensation includes salary, insurance benefits (including medical, dental, vision, life, and disability coverage), a SEP-IRA program, and discretionary merit bonuses awarded in the form of cash or DMLP units. The Chief Executive Officer consults with senior management (including the Chief Financial Officer) and department managers no less frequently than annually to assess employee performance, attitude and collaboration when determining compensation. Compensation levels are to some extent impacted by the formulaic limitations on general and administrative expense reimbursement set forth in our partnership agreement.

The Chief Executive Officer annually reports to the Board of Managers on compensation matters including proposed salary and benefits. The Advisory Committee is required to approve compensation for any employee who is also a member of the Board of Managers. Since our formation in 2003, Mr. McManemin’s compensation has been subject to the approval of the Advisory Committee. The compensation of Mr. Ehrman and Ms. Moriyama is determined by the Board of Managers. Effective January 1, 2025, Mr. Ehrman's base salary was increased to $445,000 and Ms. Moriyama's base salary was increased to $410,000.

Compensation Philosophy

The Board of Managers believes in rewarding our named executive officers based on individual performance as well as aligning the interests of our named executive officers with those of our common Unitholders. The Board of Managers believes our compensation package (including salaries, insurance benefits, SEP-IRA program and discretionary merit bonuses and equity awards) of our employees, including our named executive officers, is appropriate and sufficient to attract, retain, incentivize and properly reward our employees.

Elements and Objectives of Compensation

Salary and Discretionary Cash Bonuses. Our Chief Executive Officer determines salaries and discretionary cash bonuses for employees other than the named executive officers, in consultation with senior management including the Chief Financial Officer. The operating partnership does not have a formulaic salary schedule or bonus plan. The Chief Executive Officer has broad discretion to consider a wide range of factors in determining compensation for employees other than the named executive officers, including but not limited to performance, loyalty, collaboration and attitude. The Board of Managers does not benchmark compensation for named executive officers, but considers the named executive officers’ compensation to be appropriate. The objective of our salary determinations is to attract and retain our named executive officers with the goal of retaining long-term Unitholder value, and the objective of discretionary cash bonuses is to reward the efforts of our named executive officers on the basis of their annual performance.

Equity Awards. Our named executive officers are eligible to participate in the Dorchester Minerals Management LP Equity Incentive Program, as amended and restated as of October 4, 2023 (the “Equity Incentive Program”) and are eligible to receive awards granted by Dorchester Minerals Management GP LLC, the administrator of the Equity Incentive Program, pursuant to the Equity Incentive Program. For 2024, in addition to grants of common units consistent with past practice, in an effort to ensure retention of our named executive officers (other than Mr. McManemin) and to better align our long-term incentive compensation program with those of our peers, the Board of Managers granted to Mr. Ehrman and Ms. Moriyama notional units that vest in three substantially equal annual installments based on Mr. Ehrman’s and Ms. Moriyama’s continued employment. In determining the number of common units and notional units to be awarded to our named executive officers, the Board of Managers took into account the named executive officer’s position, scope of responsibility and value creation in the Partnership.

Determination of 2024 Compensation

Mr. McManemin. The Advisory Committee maintained the salary of Mr. McManemin at $96,000 per year during 2024. This decision was in recognition of the service he provides in managing the day-to-day affairs necessary to our partnership and the operating partnership. This arrangement has been in place since the partnership began operations on January 31, 2003, and Mr. McManemin has received the same $96,000 annual salary since then. Mr. McManemin did not receive a cash bonus or any equity awards during 2024. Given his respective ownership interests in the general partner of our general partner and holdings of common units, the Board of Managers and the Advisory Committee believe that he is adequately compensated and aligned with common Unitholder interests.

Mr. Ehrman. As our Chief Executive Officer, Mr. Ehrman’s base salary in 2024 was $415,000 per year, based on his level of education and extensive history of managing the properties held by our partnership. Mr. Ehrman received a cash bonus of $282,000, as well as an award of 14,430 common units and an award of 14,430 notional units, in each case, under the Equity Incentive Program during 2024.

Mr. Ehrman’s cash bonus and common unit and notional unit awards were determined by the Board of Managers based on a subjective assessment of Mr. Ehrman’s business management experience and leadership, among other factors.

Ms. Moriyama. As our Chief Financial Officer, Ms. Moriyama’s base salary in 2024 was $380,000 per year, based on her business and financial experience in the oil and gas industry. Ms. Moriyama received a cash bonus of $340,000, as well as an award of 12,050 common units and an award of 12,050 notional units, in each case, under the Equity Incentive Program during 2024.

Ms. Moriyama’s cash bonus and common unit and notional unit awards were determined by the Board of Managers based on a subjective assessment of Ms. Moriyama’s business impact, including value creation, leadership and teamwork, among other factors.

Response to Say-on-Pay Vote

The Board of Managers considered the results of our most recent Unitholder advisory vote on executive compensation at our 2023 Annual Meeting. Our Unitholders overwhelmingly approved the compensation of our named executive officers, with over 92% of the common units present at the meeting voting in favor of such compensation. Due to the overwhelming support of our Unitholders, the Board of Managers elected to change our executive compensation decisions and policies following the 2023 Annual Meeting by granting equity-based compensation to our NEOs (other than Mr. McManemin) in the form of notional units, which the Board of Managers believe provides market-competitive compensation that will enable us to motivate and retain our NEOs. At the 2023 Annual Meeting, after viewing and considering voting results, the Board of Managers determined that we would hold a “Say-on-Pay” Unitholder advisory vote every third year. Therefore, because our last “Say-on-Pay” Unitholder advisory vote was held at the 2023 Annual Meeting, the next “Say-on-Pay” Unitholder advisory vote will be held at the 2026 Annual Meeting. Additionally, at the 2029 Annual Meeting, we will hold a non-binding advisory Unitholder vote regarding the frequency of submission to Unitholders of a “Say-on-Pay” advisory vote.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (4) ($)	All Other Compensation (1) ($)	Total ($)
William Casey McManemin	2024	$96,000	-	-	$19,200	$115,200
Chairman and former	2023	$96,000	-	-	$19,200	$115,200
Chief Executive Officer (2)	2022	$96,000	-	-	$19,200	$115,200

Bradley J. Ehrman	2024	$415,000	$282,000	$993,072	$69,000	$1,759,072
Chief Executive Officer and	2023	$400,000	$245,000	$880,010	$66,000	$1,591,010
former Chief Operating Officer (3)	2022	$266,267	$200,000	$400,010	$61,000	$927,277

Leslie A. Moriyama	2024	$380,000	$340,000	$829,282	$69,000	$1,618,282
Chief Financial Officer	2023	$350,000	$275,000	$810,006	$66,000	$1,501,006
	2022	$242,167	$200,000	$350,005	$61,000	$853,172

(1)	Represents employer contributions to the NEO’s SEP-IRA.

(2)	Mr. McManemin served as Chief Executive Officer of the Partnership until his resignation from such position, effective October 1, 2022.

(3)

Mr. Ehrman served as the Partnership’s Chief Operating Officer from 2015 to 2022. Mr. Ehrman currently serves as the Chief Executive Officer of the Partnership since his appointment to such position, effective October 1, 2022.

(4)

The amounts shown in this column represent the aggregate grant date fair value of awards of common units and notional units granted in the applicable year as computed in accordance with FASB ASC Topic 718.

GRANTS OF PLAN BASED AWARDS DURING 2024

Name	Grant Date	All Other Stock Awards: Number of Units	Grant Date Fair Value of Stock Awards (3)
William Casey McManemin	-	-	-

Bradley J. Ehrman	12/3/2024	14,430 (1)	$ 496,536

	12/3/2024	14,430 (2)	$ 496,536

Leslie A. Moriyama	12/3/2024	12,050 (1)	$ 414,641

	12/3/2024	12,050 (2)	$ 414,641

(1) This row includes the common unit awards granted to our named executive officers in 2024.
(2) This row includes the notional unit awards granted to our named executive officers in 2024.
(3) The amounts in this column are the grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718.

OUTSTANDING PLAN-BASED AWARDS AT FISCAL YEAR-END 2024

Name	Number of Units that Have Not Vested (1)	Market Value of Units that Have Not Vested (2)
William Casey McManemin	-	-

Bradley J. Ehrman	23,883	$796,020

Leslie A. Moriyama	20,751	$691,631

(1)

This column includes unvested notional common unit awards granted to our named executive officers in 2023 and 2024 that were unvested as of December 31, 2024. The notional units are subject to the participant remaining in continuous employment with the Partnership through each applicable vesting date. The notional units will vest in accordance with the following schedule: 33.3% on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date and 33.4% on the third anniversary of the grant date. The following sub-table reflects the vesting dates for each award that is disclosed as outstanding within the main table above:

Name	Vesting Date	Number of Notional Units to Vest
Bradley J. Ehrman	12/3/2025	4,810
	12/15/2025	4,727
	12/3/2026	4,810
	12/15/2026	4,726
	12/3/2027	4,810

Leslie A. Moriyama	12/3/2025	4,017
	12/15/2025	4,351
	12/3/2026	4,017
	12/15/2026	4,350
	12/3/2027	4,016

(2)	The amounts are the aggregate market value of notional common unit awards as of December 31, 2024.

UNITS VESTED DURING 2024

Name	Number of Units Acquired On Vesting	Value Realized on Vesting
Bradley J. Ehrman	19,157	$ 651,676

Leslie A. Moriyama	16,401	$ 557,441

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into employment agreements with any of our named executive officers. We have no contractual or other obligation to provide severance benefits or other payments in the event of a change of control or termination of employment.

PAY RATIO DISCLOSURE

Pursuant to the Dodd-Frank Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the total annual compensation of the principal executive officer (“PEO”) to the median employee’s annual total compensation. Mr. Bradley J. Ehrman is the Partnership’s Chief Executive Officer. In the pay ratio table below, Mr. Ehrman’s total compensation as reflected in the foregoing Summary Compensation Table contained within this proxy statement, is compared to the median employee’s total compensation. For simplicity, the value of the Partnership’s retirement plan was excluded for Mr. Ehrman and all permanent employees, as all employees, including the PEO, are offered the same benefits. In determining the median employee for the year ended December 31, 2024, a listing was prepared of all employees that were actively employed as of December 31, 2024, with the exception of Mr. Ehrman. All wages, bonuses and units awarded to each employee were deemed to be the employee’s total compensation. If a permanent employee was not employed by the Partnership for the entirety of the year, an annualized total compensation was calculated for that employee. This methodology is consistent with the methodology used in determining the median employee for the year ended December 31, 2023. The below table presents the ratio of median of the annual total compensation of all employees, except Mr. Ehrman, to the annual total compensation of the Partnership’s Principal Executive Officer:

Mr. Bradley J. Ehrman (PEO) total annual compensation	$1,690,072

Median Employee total annual compensation	$192,543

Ratio of PEO to Median Employee total annual compensation	8.8:1

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our Company. The following table shows the total compensation for our Named Executive Officers for the past three fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid,” or “CAP”, to our CEO (also referred to as the principal executive officer or “PEO”) and, on an average basis, our non-PEO Named Executive Officers (in each case, as determined under SEC rules), our Total Unitholder Return (“TUR”), and the Total Shareholder Return (“TSR”) of our industry peer group over the same period, and our net income. (1)

Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO Named Executive Officers	Average Compensation Actually Paid to Non-PEO Named Executive Officers	Total Unitholder Return	Peer Group Total Shareholder Return	Net Income
(a)	(b)(3)	(c)(4)	(d)	(e)(5)	(f)(2)	(g)(5)	(h)	(i)(6)	(j)
2024	-	$ 1,759,072	-	$ 1,762,347	$ 866,741	$ 868,913	$ 300	$ 180	$ 92,449,000
2023	-	$ 1,591,010	-	$ 1,602,354	$ 808,103	$ 813,325	$ 257	$ 150	$ 114,117,000
2022	$ 115,200	$ 927,277	$ 115,200	$ 927,277	$ 853,172	$ 853,172	$ 215	$ 149	$ 130,607,000
2021	$ 115,200	-	$ 115,200	-	$ 603,680	$ 603,680	$ 125	$ 93	$ 70,174,000
2020	$ 115,200	-	$ 115,200	-	$ 237,000	$ 237,000	$ 63	$ 52	$ 21,867,000

Because we do not use any financial or non-financial performance measures to link executive compensation actually paid to company performance, we have not included a tabular list of the most important performance measures in accordance with Item 402(v)(6) of Regulation S-K.

Narrative Disclosure to Pay vs. Performance Table:

(1)

We do not use any financial performance measures to link executive compensation actually paid to company performance.  Accordingly, we have not included a Company-Selected Measure in the pay versus performance tabular disclosure below.

(2)

Non-PEO Named Executive Officers total in columns (f) and (g) include the total compensation for Leslie Moriyama and Casey McManemin for 2024, 2023 and 2022 and Leslie Moriyama and Bradley Ehrman for 2021 and 2020.

(3)

The dollar amounts reported in column (b) are the amounts of total compensation reported for William Casey McManemin who served as Chief Executive Officer of the Partnership until his resignation from such position, effective October 1, 2022.

(4)

The dollar amounts reported in column (c) are the annual amounts of total compensation reported for Bradley J. Ehrman who has served as the Chief Executive Officer of the Partnership since his appointment to such position, effective October 1, 2022.

(5)

The dollar amounts reported represent the amount of CAP to the applicable Named Executive Officer, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, no adjustments were made to total compensation, as reported in the Summary Compensation Table, for 2020 through 2022 to determine the compensation actually paid because our Named Executive Officers were either granted common units that were fully vested as of the date of grant or, in the case of Mr. McManemin, did not receive any unit awards. However, in 2023, Mr. Ehrman and Ms. Moriyama were granted notional units that vest, subject to the NEO’s continued employment, as follows: 33.3% on the first anniversary of the grant date, 33.3% on the second anniversary of the grant date and 33.4% on the third anniversary of the grant date. Accordingly, adjustments were made to the total compensation, as reported in the Summary Compensation Table, for 2023 to determine the CAP to Mr. Ehrman and Ms. Moriyama, as detailed in the table below.

(6)	The industry peer group we selected is comprised of the following companies: Black Stone Minerals, L.P., Viper Energy, Inc., Sitio Royalties Corp., and Kimbell Royalty Partners, L.P.

Year	Executive(s)	Summary Compensation Table Total ($)	Subtract Stock Awards ($)	Add Year-End Fair Value of Equity Awards Granted in the Year that are Outstanding and Unvested ($)	Add Amount Equal to Fair Value as of the Vesting Date for Awards Granted and Vested in Covered Fiscal Year ($)	Add Amount Equal to Change as of the End of Fiscal Year from End of Prior Fiscal Year in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested Equity Awards ($)	Add Amount Equal to Change as of the Vesting Date from the End of Prior Fiscal Year in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Subtract Fair Value as of the End of the Prior Year of any Equity Awards Granted in a Prior Year that Failed to Meet Vesting Conditions in the Year ($)	Total Equity Award Adjustments ($)	CAP ($)
2024	PEO (2)	1,759,072	993,072	480,952	496,536	14,180	4,680	-	3,275	1,762,347
	Non-PEO NEOs	866,741	414,641	200,813	207,321	6,526	2,154	-	2,172	868,913
2023	PEO (2)	1,591,010	880,010	451,349	440,005	-	-	-	11,344	1,602,354
	Non-PEO NEOs	808,103	405,003	207,723	202,502	-	-	-	5,222	813,325
2022	PEO (1)	115,200	-	-	-	-	-	-	-	115,200
	PEO (2)	927,277	400,010	-	400,010	-	-	-	-	927,277
	Non-PEO NEOs	853,172	350,005	-	350,005	-	-	-	-	853,172
2021	PEO (1)	115,200	-	-	-	-	-	-	-	115,200
	Non-PEO NEOs	603,680	396,360	-	396,360	-	-	-	-	603,680
2020	PEO (1)	115,200	-	-	-	-	-	-	-	115,200
	Non-PEO NEOs	237,000	-	-	-	-	-	-	-	237,000

(1)	William Casey McManemin served as Chief Executive Officer of the Partnership until his resignation from such position, effective October 1, 2022.

(2)	Bradley J. Ehrman served as the Partnership’s Chief Operating Officer from 2015 to 2022. Mr. Ehrman currently serves as the Chief Executive Officer of the Partnership since his appointment to such position, effective October 1, 2022.

CAP AND TOTAL UNITHOLDER RETURN

The following graph illustrates the relationship between the CAP to our PEO and the average CAP to our non-PEO NEO’s and both (i) the Partnership’s cumulative total unitholder return on our common units and (ii) the Partnership’s cumulative return of an industry peer group selected by us. The industry peer group we selected is comprised of the following companies: Black Stone Minerals, L.P., Viper Energy, Inc., Sitio Royalties Corp., and Kimbell Royalty Partners, L.P. Cumulative total returns presented below assume a $100 investment on December 31, 2019. Distributions or dividends reinvested has been assumed on the payment date.

(1)	William Casey McManemin served as Chief Executive Officer of the Partnership until his resignation from such position, effective October 1, 2022.

(2)	Bradley J. Ehrman served as the Partnership’s Chief Operating Officer from 2015 to 2022. Mr. Ehrman currently serves as the Chief Executive Officer of the Partnership since his appointment to such position, effective October 1, 2022.

CAP VERSUS NET INCOME

The following graph illustrates the relationship between the CAP to our PEO and the average CAP to our non-PEO NEO’s and the net income of the Partnership for each year presented below.

(1)	William Casey McManemin served as Chief Executive Officer of the Partnership until his resignation from such position, effective October 1, 2022.

(2)	Bradley J. Ehrman served as the Partnership’s Chief Operating Officer from 2015 to 2022. Mr. Ehrman currently serves as the Chief Executive Officer of the Partnership since his appointment to such position, effective October 1, 2022.

Because we do not use any financial or non-financial performance measures to link executive compensation actually paid to company performance, we have not included a graphical description of the relationship between CAP to our PEO and average CAP to our non-PEO NEO’s and a Company-Selected Measure in accordance with Item 402(v)(5) of Regulation S-K.

HEDGING POLICY

The Partnership’s insider trading policy prohibits each appointed and independent Manager, officer, employee and consultant of the Partnership or any of its affiliates and each entity controlled by any of the foregoing persons from engaging in short sales of the Partnership’s securities, including a “sale against the box” (a sale with delayed delivery). In addition, it prohibits transactions in publicly traded options of the Partnership, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

COMPENSATION OF DIRECTORS

Appointed Managers receive no remuneration for serving on the Board of Managers, but each member of the Advisory Committee and the Contributor Appointed Manager received an annual retainer fee of $35,000 during 2024, or in the case of the Contributor Appointed Manager, the pro-rated amount for time served during the period and will receive $35,000 during 2025. In addition, members of the Advisory Committee receive $1,500 for each meeting of any special committees. In 2024, no special committee meetings were held.

DIRECTOR COMPENSATION FOR 2024

	Fees Earned or Paid in Cash		Stock Awards	Total
Name	($)		($)	($)

Allen D. Lassiter	$35,000		$-	$35,000
C.W. (“Bill”) Russell	$35,000		$-	$35,000
Ronald P. Trout (2)	$35,000		$-	$35,000
F. Damon Box	$8,750	(1)	$-	$8,750

(1) Annual Retainer Fee adjusted to reflect time period in which Mr. Box served as a Manager during 2024.

(2) In March 2025, Mr. Trout informed the Board of Managers of his decision not to stand for re-election at the 2025 Annual Meeting. Mr. Trout will continue to serve as a manager until the expiration of his term at the 2025 Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Advisory Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion recommends to the Board of Managers its inclusion in the Proxy Statement.

March 6, 2025

C.W. (“Bill”) Russell
Allen D. Lassiter
Ronald P. Trout (1)

(1) In March 2025, Mr. Trout informed the Board of Managers of his decision not to stand for re-election at the 2025 Annual Meeting. Mr. Trout will continue to serve as a manager until the expiration of his term at the 2025 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serve as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board of Managers or the Advisory Committee, which functions as our compensation committee.

REPORT OF THE AUDIT COMMITTEE

As members of the Audit Committee of the Board of Managers, we are responsible for helping to ensure the reliability of the Partnership’s consolidated financial statements. In keeping with this goal, the Board of Managers has adopted a written charter for the Audit Committee to follow. The Audit Committee reviewed and reassessed the charter’s adequacy on February 20, 2025.

Independence of Audit Committee Members. All of the members of the Audit Committee are independent as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and the most recent interpretations of those standards.

Review and Discussions. The Audit Committee has reviewed and discussed the Partnership’s audited consolidated financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at Grant Thornton LLP, as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526 (Communication With Audit Committees Concerning Independence), and has discussed with the independent accountants their independence.

Recommendation to Include Audited Consolidated Financial Statements in Annual Report. Based on the Audit Committee’s discussions with management and the independent accountants and its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Managers include the audited consolidated financial statements in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

February 20, 2025

Allen D. Lassiter
C.W. (“Bill”) Russell
Ronald P. Trout (1)

(1) In March 2025, Mr. Trout informed the Board of Managers of his decision not to stand for re-election at the 2025 Annual Meeting. Mr. Trout will continue to serve as a manager until the expiration of his term at the 2025 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2024, the Partnership and our wholly-owned subsidiaries reimbursed certain direct and indirect expenses to the operating partnership and our general partner. The reimbursements were made pursuant to the Partnership Agreement and Administrative Services Agreement or office lease agreement between the operating partnership and Maecenas Minerals, L.L.P., a wholly-owned subsidiary of the Partnership. No management fees or any other type of compensation is paid by or to any related party, other than compensation reported pursuant to Item 402 of Regulation S-K.

Reimbursement of Our General Partner

Our general partner was reimbursed $5,107,815 and $6,484,986 for expenses incurred in 2023 and 2024, respectively, pursuant to our Partnership Agreement. Our general partner is not compensated for services provided in acting as our general partner. However, we reimburse our general partner on a monthly basis for all expenses incurred or payments made on our behalf, and all other necessary or appropriate expenses allocable to us. Such expenses include both direct expenses and management expenses. Pursuant to our Partnership Agreement, direct expenses include:

●	professional fees and expenses, such as audit, tax, legal and engineering costs;

●	regulatory fees and expenses;

●	ad valorem taxes;

●	severance taxes;

●	the fees and expenses of independent managers of our general partner and its general partner;

●	premiums for officers’ and managers’ liability insurance; and

●	expenses of the General Partner related to professional and regulatory matters.

Management expenses are expenses of the general partner and its affiliates incurred on our behalf and include:

●	rent, wages, salaries and the cost of employee benefit plans provided to employees and officers that are properly allocable to us; and

●	all other necessary or appropriate expenses allocable to us, but do not include items classified as direct expenses or production costs.

As a result of the limitation on management expenses discussed below, recovery of additional expenses may occur by changing the classification of the expenses only to the extent that (i) a portion of management expense is reduced by shifting certain costs to direct expenses or production cost, (ii) such classification change impacts a period when management expense could otherwise exceed the 5% cap and (iii) such excess above the cap cannot be recovered in future or past fiscal years.

Our reimbursements to our general partner of management expenses (excluding overhead expenses included in production costs that are deducted in determining net profits interests) during any fiscal year are limited to an amount not greater than 5% of the sum of our distributions to our partners for that fiscal year, adjusted for changes in cash reserves, plus expenses paid by us for that year for direct and management expenses and production costs which are capital in nature and charged against the net profits interests, and increases in taxes and regulatory compliance costs.

To the extent that actual reimbursement for management expenses in any fiscal year is less than five percent (5%) of this sum, our reimbursement to our general partner may exceed the 5% limitation by the amount of that difference at any time during the succeeding three fiscal years. If reimbursement to our general partner was limited by the 5% limitation during the preceding three fiscal years, the amount by which the management expenses are less than the 5% limitation in the current year may be used to permit our general partner to recoup the deficit from the preceding years.

Our Partnership Agreement generally may not be amended to increase the 5% limitation on the reimbursement of management expenses unless approved by a majority of the Partnership’s Unitholders.

Reimbursement to the Operating Partnership

In 2023 and 2024, the operating partnership was reimbursed an aggregate of $120,000 from Maecenas Minerals, L.L.P., our wholly-owned subsidiary, pursuant to an Administrative Service Agreement or office lease agreement. The operating partnership provided the wholly-owned subsidiary services related to accounting, internal controls, management of data processing systems, preparation of all federal and state tax reports, service as paymaster, preparation of periodic financial statements and banking and other financial relationships. The operating partnership was reimbursed for the payment of all direct and indirect costs and expenses incurred in the performance of the services provided, including without limitation, (i) attributable telephone, office rent and other office expenses, (ii) attributable salaries and other compensation expenses of employees, officers and directors, (iii) other attributable administrative expenses, (iv) travel expenses, (v) legal and accounting costs and expenses and (vi) expenses incurred in providing or obtaining such other professional, technical, administrative services and advice as deemed necessary or desirable. Reimbursements made pursuant to the Administrative Service Agreement were not also made pursuant to the Partnership Agreement.

Review, Approval or Ratification of Transactions with Related Persons

Whenever any potential conflict of interest exists or arises between our general partner or any of its affiliates and us or any of our partners, our general partner resolves that conflict. Our Partnership Agreement requires our general partner to seek approval of a majority of the members of the Advisory Committee of the general partner of our general partner as to a proposed resolution of the conflict. In addition to approval by the Advisory Committee the resolution of the conflict of interest must also be fair and reasonable to us. Any resolution of a conflict of interest shall also be conclusively deemed fair and reasonable to us if such resolution is:

●	on terms no less favorable to us than those generally being provided to or available from unrelated third parties, or

●	fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

Our general partner, or its general partner’s Advisory Committee if its approval is sought, is authorized, in connection with its determination of what is fair and reasonable to us, and in connection with its resolution of any conflict of interest, to consider:

●	the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest,

●	any customary or accepted industry practices and any customary or historical dealings with a particular person,

●	any applicable generally accepted accounting practices or principles, and

●	such additional factors as our general partner’s, or its general partner’s Advisory Committee, determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

Whenever our Partnership Agreement requires that a particular transaction, arrangement or resolution of a conflict of interest be fair and reasonable, the fair and reasonable nature of that transaction, arrangement, or resolution shall be considered in the context of all similar or related transactions.

EXECUTIVE OFFICERS AND MEMBERS OF THE BOARD OF MANAGERS

H.C. Allen, Jr., age 86, has served as a manager of Dorchester Minerals Management GP LLC since 2001 and as Chief Financial Officer of Dorchester Minerals Operating GP LLC and Dorchester Minerals, L.P. from 2001 to May 2015. He co-founded SASI Minerals Company, Republic Royalty Company, Spinnaker Royalty Company, L.P. and CERES Resource Partners, LP with Mr. McManemin in 1988, 1993, 1996 and 1998, respectively. He received his Bachelor of Business Administration degree from the University of Texas and his Master of Business Administration degree from the University of North Texas. The members of the general partner of our general partner have determined that Mr. Allen’s business and financial experience with the Partnership and other companies within our industry and his extensive history of managing the majority of the properties held by the Partnership qualifies him to continue to serve on the Board of Managers.

Bradley J. Ehrman, age 48, has served as Chief Executive Officer of Dorchester Minerals, L.P. since October 2022 and has served as Chief Operating Officer of Dorchester Minerals Management GP LLC, Dorchester Minerals Management LP and Dorchester Minerals Operating GP LLC since May 2015. He previously served as the Chief Operating Officer of Dorchester Minerals, L.P. from May 2015 to October 2022 and the Engineering Manager of Dorchester Minerals Operating LP from 2004 to 2011, Vice President of Operations from 2011 to May 2015 and Chief Operating Officer from May 2015 through the present time. He received a Bachelor of Science degree in Petroleum Engineering from the University of Alberta and received his MBA from the Jones Graduate School of Management at Rice University.

William Casey McManemin, age 64, has served as Chairman of the Board of Managers since his appointment in May 2015. He also has served as Chief Executive Officer and as a manager of Dorchester Minerals Management GP LLC and Chief Executive Officer of Dorchester Minerals Operating GP LLC since 2001. He previously served as Chief Executive Officer of Dorchester Minerals, L.P. until October 1, 2022. He received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in the State of Texas. The members of the general partner of our general partner have determined that Mr. McManemin’s extensive and varied professional experience in petroleum engineering, extensive history of managing the majority of the properties held by the Partnership, as well as his strong executive management skills, qualify him to continue to serve on the Board of Managers.

Leslie A. Moriyama, age 46, has served as Chief Financial Officer of Dorchester Minerals Operating GP LLC and Dorchester Minerals, L.P. since May 2015. She received a Bachelor of Commerce in Accounting and a Bachelor of Arts in Economics from the University of Calgary and is a Chartered Accountant. She previously served as a Director of Capital Markets and Accounting Advisory Services at PricewaterhouseCoopers LLC from 2014 to 2015 and as Manager-Financial Reporting and Director-Accounting of the Mid-Continent Business Unit of Encana Oil & Gas (USA) Inc. from 2008 to 2014.

Lesley R. Carver, age 56, has been a manager of Dorchester Minerals Management GP LLC since January 2024. She received a Bachelor of Science degree in Electrical Engineering from Texas Tech University. She currently serves as the Senior Director of Finance and Systems of Cobalt Management Services and provides financial services to the Board of Directors of Ally’s Wish, a non-profit organization. Prior to her role at Cobalt Management, Ms. Carver served on the Executive Board – Finance at Studio B, a non-profit organization and has held various engineering, operational and project management roles in the telecommunications industry. The members of the general partner of our general partner have determined that Ms. Carver’s financial and engineering experience provides our Board of Managers with considerable knowledge and understanding of the Partnership and qualifies her to serve on the Board of Managers.

Martha P. Rochelle, age 71, has served as a manager of Dorchester Minerals Management GP LLC since 2013. Ms. Rochelle earned a Bachelor of Arts with High Honors from the University of Texas and a Juris Doctor from Southern Methodist University School of Law. Following law school, she clerked for a federal judge and then entered private practice. For a period of more than twenty years, her practice focused on corporate and tax-exempt finance. Ms. Rochelle continues to serve as an advisor to tax-exempt entities. The members of the general partner of our general partner have determined that Ms. Rochelle’s extensive legal experience in corporate and finance matters and other business experience qualifies her to continue to serve on the Board of Managers.

Robert C. Vaughn, age 69, has served as a manager of Dorchester Minerals Management GP LLC since 2001. Mr. Vaughn has served in various capacities with Vaughn Petroleum (DMLP), LLC and affiliated entities since 1979, including as Chairman, President and Chief Executive Officer. He co-founded Republic Royalty Company in 1993 and Dorchester Minerals, L.P. in 2003. He received a Bachelor of Business Administration from the University of Texas at Austin. He currently serves on the Board of Trustees of the Culver Educational Foundation, and the Board of Visitors of the McDonald Observatory and Department of Astronomy of the University of Texas at Austin. Mr. Vaughn also is a co-founder and serves on the Advisory Board of High River Resources, serves on the Board of Directors of the Perot Museum of Nature and Science, and is a member of the Texas Transportation Commission. The members of the general partner of our general partner have determined that Mr. Vaughn’s education and experience as a founder and executive of the Partnership and of other companies within our industry provides our Board of Managers with considerable knowledge and understanding of strategic matters and qualifies him to continue to serve on the Board of Managers.

F. Damon Box, age 47, has served as a manager of Dorchester Minerals Management GP LLC since October 2024. Mr. Box has nearly 25 years of experience in corporate finance, mergers & acquisitions, and investments within the energy sector. He is currently a Partner at Carrollton Minerals Partners, LP, a position he assumed in 2020. He has also served since 2022 as a contract Chief Financial Officer for Renewable Biomass Group, a start-up renewable energy company. Mr. Box was previously a Managing Director in the energy investment banking division at Piper Sandler Companies (formerly Simmons & Company International), where he worked from 2006 to 2009 and again from 2011 to 2020. In 2010 and 2011, prior to rejoining Piper Sandler, Mr. Box served as a Director of Mergers & Acquisitions for Halliburton Corporation. Mr. Box received a Bachelor of Business Administration with Honors from the University of Texas at Austin. The members of the general partner of our general partner have determined that Mr. Box's education and experience as an executive of other companies within our industry provides our Board of Managers with considerable knowledge and understanding of strategic matters and qualifies him to serve on the Board of Managers.

BOARD OF MANAGERS QUALIFICATIONS

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the members of the general partner of our general partner consider criteria such as the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all limited partners. We seek nominees with a diversity of experience, professions, skills, geographic representation and backgrounds. The members of the general partner of our general partner do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the managers, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Managers to fulfill its responsibilities.

ELECTION OF MANAGERS TO THE BOARD OF MANAGERS

WHO WILL BE APPOINTED TO THE ADVISORY COMMITTEE

(PROPOSAL NO. 1 ON THE PROXY CARD)

Unitholders are entitled to elect three managers to the Board of Managers who will also be appointed to serve on the Advisory Committee. Nominations for the election of these managers listed below were made by the members of the general partner of our general partner and approved by its Board of Managers. If elected, all nominees are expected to serve until the 2026 Annual Meeting of Limited Partners or until their successors are duly elected.

NOMINEES FOR ELECTION

Allen D. Lassiter, age 76, has served as a manager and an Advisory Committee Member of Dorchester Minerals Management GP LLC since November 2017. He served as Vice Chairman - Investment Banking from 2016 to 2017 and as Managing Director and Energy Group Head from 1994 to 2016 at Raymond James and Associates, Inc., an investment banking firm. Mr. Lassiter previously served as Managing Director and Group Head of Southwest Investment Banking for Kemper Securities, Inc. from 1992 to 1994 and in various positions, including Managing Director and Energy Investment Banking Group Co-Head at Smith Barney, Inc. from 1973 to 1992. Mr. Lassiter received a Bachelor of Arts degree from the University of North Carolina and a Master of Business Administration degree from the Wharton School of Finance at the University of Pennsylvania. The members of the general partner of our general partner have determined that Mr. Lassiter’s extensive experience in financial advisory work with, and financial transactions for, companies engaged in the oil and gas industry, qualify him to continue to serve on our Board of Managers.

C. W. “Bill” Russell, age 83, has served as a manager and an Advisory Committee Member of Dorchester Minerals Management GP LLC since May 2004. Mr. Russell was employed by KPMG, LLP and predecessor firms from 1967 until his retirement in 1995. Elected as a partner in 1974, Mr. Russell concentrated in the field of energy taxation and served in various capacities at KPMG including as National Director, Technical Tax Services - Energy and Chairman of the KPMG International Petroleum Group. He co-authored Income Taxation of Natural Resources, from 1986 to 2000. He currently performs tax services and related accounting functions for independent oil and gas producers and individuals. Mr. Russell is a graduate of the University of Texas at Arlington and is a Certified Public Accountant. The members of the general partner of our general partner have determined that Mr. Russell’s extensive financial and accounting background brings considerable financial experience to the Board of Managers and qualifies him to continue to serve on our Board of Managers.

Sarah N. Wariner, age 44, currently serves the Deputy General Counsel and Senior Vice President, Global Litigation at the Jacobs Engineering Group. Prior to her current role, Ms. Wariner was employed at the Jacobs Engineering Group as Deputy General Counsel and Vice President, Global Litigation from 2022 until her promotion in 2025. Before joining Jacobs Engineering Group, Ms. Wariner served as Assistant General Counsel and Vice President at JP Morgan Chase & Co. from 2021 to 2022. Ms. Wariner was a Member at the law firm Clark Hill PLC from 2018-2021 and practiced at its predecessor firm between 2012 to 2018. Ms. Wariner received a Bachelor of Business Administration from Baylor University and a Juris Doctorate from the Wake Forest University School of Law. The members of the general partner of our general partner have determined that Ms. Wariner’s extensive experience advising on board matters and financial and accounting background brings considerable financial experience to the Board of Managers and qualifies her to serve on our Board of Managers.

THE BOARD OF MANAGERS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE BOARD OF MANAGERS’ NOMINEES.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL NO. 2 ON THE PROXY CARD)

The Board of Managers recommends the approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025. Grant Thornton LLP has been the independent public registered accounting firm of one of our predecessors, Dorchester Hugoton, Ltd., since 1998 and the Partnership’s independent registered public accounting firm since 2003.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting of Unitholders and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Although Unitholder approval of the appointment of Grant Thornton LLP is not required, the Board believes that it is appropriate to seek Unitholder approval of this appointment. If the Unitholders fail to approve the appointment, the Advisory Committee and the Board of Managers will consider whether or not to retain Grant Thornton LLP. Even if the appointment is approved, the Board of Managers, at its discretion, may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interests of our Unitholders.

During 2024 and 2023, the Partnership incurred the following fees with Grant Thornton:

	Year Ended December 31, (in thousands)
	2024	2023

Audit Fees (1)	$420	$366
Audit-Related Fees (2)	111	-
Tax Fees (3)	-	-
All Other Fees (4)	-	-
Total	$531	$366

(1)

Audit fees represent amounts billed for each of the periods presented for professional services rendered in connection with those services normally provided in connection with statutory and regulatory filings or engagements including audits of the annual financial statements, reviews of interim financial statements, comfort letters, consents and other services related to SEC matters.

(2)	Audit-related fees represent amounts billed in each of the years presented for assurance and related services in connection with an acquisition.

(3)	Tax fees represent amounts billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.

(4)	All other fees represent amounts billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The Advisory Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent auditor. Part of this approval process includes making a determination on whether non-audit services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Advisory Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure such services are within the parameters approved. In 2024, 79% of the total expenses paid to Grant Thornton were for Audit Fees and 21% were for Audit-Related Fees.  In 2023, 100% of the total expenses paid to Grant Thornton were for Audit Fees.

Unless Unitholders specify otherwise in the proxy, proxies solicited by the Board of Managers will be voted by the persons named in the proxy at the Annual Meeting of Unitholders to approve the appointment of Grant Thornton LLP as our independent registered accounting firm for 2025.

THE BOARD OF MANAGERS RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPOINTMENT OF GRANT THORNTON LLP.

HOUSEHOLDING

Unless the Partnership has received contrary instructions, the Partnership may send a single copy of this proxy statement to any household at which two or more Unitholders reside if the Partnership believes the Unitholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Partnership’s expenses. Requests for additional copies of this proxy statement should be directed to Dorchester Minerals, L.P., Attn: 2025 Annual Meeting, 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219-4541.

OTHER MATTERS

The Board of Managers does not intend to present any other matters at the 2025 Annual Meeting and knows of no other matters that will be presented. However, if any other matters come before the 2025 Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Managers of Dorchester Minerals Management GP LLC,

/s/ William Casey McManemin
William Casey McManemin
Chairman

April 1, 2025

PROXY
DORCHESTER MINERALS, L.P.
PROXY FOR 2025 ANNUAL MEETING OF LIMITED PARTNERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF MANAGERS

The undersigned hereby appoints each of Bradley J. Ehrman, Leslie A. Moriyama and William Casey McManemin proxy and attorney in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned and to vote as specified on the reverse side all common units of Dorchester Minerals, L.P., which the undersigned is entitled to vote at the Annual Meeting of Limited Partners on May 14, 2025 at 2:00 p.m. Central Time, or any adjournments or postponements thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL ONE AND FOR PROPOSAL TWO AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Continued and to be marked, dated and signed on the reverse side

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE DURING THE ANNUAL MEETING

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our partnership in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.[2]

The Board of Managers recommend that you vote FOR ALL the following:		For All	Withhold All	For All Except

1.	Election of Managers with subsequent appointment to the Advisory Committee 01 Allen D. Lassiter 02 C.W. (Bill) Russell 03 Sarah N. Wariner	☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

		For	Against	Abstain

2.	Approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2025	☐	☐	☐

3.

Such other business as may properly come before the meeting or any adjournment or postponement thereof. You may attend the Annual Meeting and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on our proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSAL NOS. 1 AND 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (PLEASE SIGN WITHIN BOX)	Date